UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2014

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On December 23, 2013, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, and SREF III 110 William JV, LLC (the “JV Partner”), entered into an agreement to form a joint venture (the “Joint Venture”). On May 2, 2014, the Joint Venture acquired an office property containing 928,157 rentable square feet located on approximately 0.8 acres of land in New York, New York (“110 William Street”). The seller is not affiliated with the Joint Venture, the Company or KBS Capital Advisors LLC, the Company’s external advisor.
The contractual purchase price of 110 William Street was $261.1 million plus closing costs. The Joint Venture funded the purchase of 110 William Street through the assumption of an existing first mortgage loan from an unaffiliated lender (the “110 William Street Mortgage Loan”), through the assumption of an existing mezzanine loan from an unaffiliated lender (the “110 William Street Mezzanine Loan”) and with contributions from the Joint Venture members. The Company used cash on hand to fund its contribution to the Joint Venture in connection with the acquisition of 110 William Street.
The Company owns a 60% equity interest in the Joint Venture. The JV Partner is the managing member of the Joint Venture; however, its authority is limited, as the Company, as co-managing member, must give approval for any major decisions involving the Joint Venture or 110 William Street. Income, losses and distributions are generally allocated based on the members’ respective equity interests.
110 William Street was built in stages in 1918 and 1959 and renovated in 2006 and is currently 97% leased to 33 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (excluding rental abatements), for the tenants of 110 William Street is approximately $24.3 million. The current weighted-average remaining lease term for the tenants is approximately 6.5 years and the current weighted-average annual rental rate over the remaining lease term is $32.14 per square foot.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
110 William Mortgage Loan
On May 2, 2014, in connection with the acquisition of 110 William Street, the Joint Venture assumed the 110 William Mortgage Loan with a face amount of $141.5 million bearing interest at a fixed rate of 4.8% per annum and maturing on July 6, 2017. Monthly payments are initially interest only. Beginning with the August 2014 payment, monthly payments will include principal and interest at a constant monthly payment of $740,948. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. The Joint Venture will have the right to prepay the loan in whole after March 2017 with 30 days’ prior notice, subject to the payment of a yield maintenance premium and certain other conditions contained in the loan documents. The lender under the 110 William Mortgage Loan is U.S. Bank National Association. The lender is unaffiliated with the Joint Venture and the Company.
In connection with the assumption of the 110 William Mortgage Loan, the Joint Venture also assumed a cash management agreement whereby all revenues generated by 110 William Street are to be deposited into various reserve accounts to be used for certain operating and capital expenditures related to 110 William Street.  The cash sweep provision of the cash management agreement is in effect through July 2016; however, under certain circumstances, the cash sweep provision may cease to be applicable prior to July 2016.
110 William Mezzanine Loan
On May 2, 2014, in connection with the acquisition of 110 William Street, the Joint Venture assumed the 110 William Mezzanine Loan with a face amount of $20.0 million bearing interest at a fixed rate of 9.5% per annum and maturing on July 6, 2017. Monthly payments are interest only. The Joint Venture will have the right to prepay the loan in whole after March 2017 with 30 days’ prior notice, subject to the payment of a yield maintenance premium and certain other conditions contained in the loan documents. The lenders under the 110 William Mezzanine Loan are Pearlmark Mezzanine Realty Partners III, LLC and TMRP Co-Investment, LLC. The lenders are unaffiliated with the Joint Venture and the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before July 18, 2014, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: May 8, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer